UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2019

ARLO TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38618	38-4061754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3030 Orchard Parkway

San Jose, CA 95134

(Address, including zip code, of principal executive offices)

(408) 890-3900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreements with Verisure S.à.r.l.

On November 4, 2019, Arlo Technologies, Inc. (the “Company”) and Verisure S.à.r.l. (“Verisure”) concurrently entered into an Asset Purchase Agreement (the “Purchase Agreement”) and Supply Agreement (the “Supply Agreement” and together with the Purchase Agreement, the “Verisure Agreements”).

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company will transfer, sell and assign to Verisure certain assets (the “Assets”) related to the Company’s commercial operations in Europe (the “Business”) to Verisure for $50.0 million in cash plus inventory to be transferred to Verisure as of the closing of the transactions contemplated by the Purchase Agreement and subject to a net working capital adjustment. As part of the transactions contemplated by the Purchase Agreement, Verisure will offer positions to approximately 25 Company employees who support the Business, and will also assume certain liabilities related to the Business.

The closing of the transactions contemplated by the Purchase Agreement (the “Closing”) is subject to certain customary closing conditions, including, among other conditions, regulatory approvals, the accuracy of the representations and warranties made by each of the Company and Verisure, the compliance by the parties with their respective obligations under the Purchase Agreement and that there shall have been no material adverse effect with respect to the Business. The Closing, which is expected to occur by the first quarter of 2020, may not be completed if any of the closing conditions are not satisfied or waived.

The Purchase Agreement contains customary representations and warranties regarding Verisure, the Business and the Assets, covenants regarding the Assets and the Business that apply between signing and Closing, indemnification provisions, termination rights and other customary provisions. The Company has agreed not to engage in any business that competes with the Business for a period of three years after Closing.

The Supply Agreement provides that, upon the terms and subject to the conditions set forth in the Supply Agreement, Verisure will become the exclusive distributor of Company products in Europe for all channels, and will non-exclusively distribute Company products in connection with Verisure’s security business (the “Verisure Security Business”). During the five-year period commencing January 1, 2020, Verisure has an aggregate minimum purchase commitment of $500.0 million, which includes yearly annual commitments. Verisure will pay the Company an upfront payment of $20.0 million on the date of the Closing of the Purchase Agreement and $40.0 million on the one year anniversary as prepayments.

The Supply Agreement also provides that the Company will provide certain development services to Verisure, including developing certain custom products specified by Verisure, in exchange for an aggregate of $10.0 million, payable in installments provided that the Company has met certain development milestones.

The Supply Agreement will have an initial term of five years, but may be automatically renewed for additional five-year terms if neither party provides written notice of re-negotiation at least 12 months prior to the expiration. If a party provides written notice of its intent to renegotiate, the parties will negotiate any revised terms in good faith, and if the parties fail to reach an agreement on new terms by six months prior to the expiration, Verisure will have the right to terminate the Supply Agreement or elect to renew the Supply Agreement for a five-year term with its current terms (excluding any prepayment or minimum volume provisions) and if Verisure takes no action, the Supply Agreement will automatically renew for an additional five years. Verisure may terminate the Supply Agreement if the Company (i) experiences a change of control without Verisure’s consent, (ii) assigns the Supply Agreement to a third party without Verisure’s consent, (iii) materially breaches the Supply Agreement and does not cure such breach within 45 days’ notice or (iv) ceases to operate in the ordinary course or undergoes an insolvency event. If the Purchase Agreement terminates prior to Closing, the Supply Agreement will be suspended and the parties will enter into a seven-week negotiation period to determine whether the Supply Agreement will continue and on what terms. The Company may terminate the Supply Agreement (a) if Verisure materially breaches the Supply Agreement and does not cure such breach within 45 days’ notice or (b) if Verisure ceases to operate in the ordinary course or undergoes an insolvency event.

The foregoing is only a summary of the material terms of the Verisure Agreements, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Verisure Agreements, which will be filed, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

On November 7, 2019, the Company issued a press release announcing the transactions contemplated by the Verisure Agreements. A copy of this press release is attached hereto as Exhibit 99.1.

Credit Agreement

On November 5, 2019, the Company entered into a Business Financing Agreement (the “Credit Agreement”) with Western Alliance Bank, an Arizona corporation, as lender (the “Lender”).

The Credit Agreement provides for a two-year revolving credit facility (the “Credit Facility”) that matures on November 5, 2021 and that may, by its terms, be extended by mutual written agreement between the Company and the Lender. Borrowings under the Credit Facility are limited to the lesser of (x) $40.0 million, and (y) an amount equal to the borrowing base. The borrowing base will be 60% of the Company’s eligible receivables and eligible accounts receivable, less such reserves as the Lender may deem proper and necessary from time to time. The Lender is not required to make any advance under the Credit Facility during the period beginning on January 1st and continuing through June 30th, except for advances made against eligible receivables first invoiced between July 1 and December 31, 2019. The Credit Agreement also includes sublimits for the issuance by the Lender of letters of credit, credit card indebtedness and foreign exchange forward contracts. Repayment of the borrowings under the Credit Facility are due upon collection of the eligible receivables. The proceeds of the borrowings under the Credit Facility may be used for working capital and general corporate purposes.

The obligations of the Company under the Credit Agreement are secured by substantially all of the Company’s domestic personal property, excluding intellectual property assets and more than 65% of the shares of voting capital stock of any of the Company’s foreign subsidiaries.

Borrowings under the Credit Agreement generally bear interest at floating rates based upon the prime rate plus two and one-quarter percentage points (2.25%), plus an additional five percentage points (5.0%) during any period that an event of default has occurred and is continuing. Among other fees, the Company is required to pay an annual facility fee equal to 0.25% of the limit under the Credit Facility due upon entry into the Credit Agreement and on each anniversary thereof.

The Credit Agreement contains customary events of default and other restrictions, including a financial covenant that requires the Company to maintain a certain amount of domestic cash, and certain restrictions on the Company’s ability to incur additional indebtedness, consolidate or merge, enter into acquisitions, pay any dividend or distribution on the Company’s capital stock, redeem, retire or purchase shares of the Company’s capital stock, make investments or pledge or transfer assets, in each case subject to limited exceptions. If an event of default under the Credit Agreement occurs, then the Lender may cease making advances under the Credit Agreement and declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company files a bankruptcy petition, a bankruptcy petition is filed against the Company and is not dismissed or stayed within 45 days, or the Company makes a general assignment for the benefit of creditors, then any outstanding obligations under the Credit Agreement will automatically and without notice or demand become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit with the Securities and Exchange Commission to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 under the heading “Credit Agreement” above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On November 7, 2019, the Company announced a restructuring plan that includes, but is not limited to, reducing outside services, headcount and marketing and capital expenditures. The Company anticipates that such restructuring plan will lower ongoing operating expenses that will be fully actualized by the second quarter of 2020. The Company expects to incur restructuring charges of $1.0 million to $2.0 million which are primarily associated with headcount-related charges under the restructuring plan.

As previously disclosed, in April 2019 the Company’s Board of Directors commenced a comprehensive strategic review of the Company. On November 7, 2019, the Company announced that the strategic review had formally concluded, but that the Company will continue to evaluate a wide range of strategic alternatives available to the Company to optimize the value of the Company and to improve returns to its stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 7, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements related to the expected closing of the transactions contemplated by the Verisure Agreements and the expected timing thereof, the minimum commitment amounts under the Supply Agreement, the financial capacity available under the Credit Agreement, the Company’s expected impact and timing of its restructuring plan and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated by such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that: the transactions contemplated by the Verisure Agreements may not close in a timely manner or at all; the Company may incur additional costs and charges associated with the transactions contemplated by the Verisure Agreements; the Company may not receive the minimum commitment amounts under the Supply Agreement; the anticipated financial capacity under the Credit Agreement may not be available when expected, or at all; the Company may not be able to carry out its restructuring plan; and those other risks detailed from time to time under the caption “Risk Factors” and elsewhere in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and future filings and reports by the Company. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLO TECHNOLOGIES, INC.

Dated: November 7, 2019	By:	/s/ Brian Busse
Brian Busse
General Counsel and Secretary